Exhibit 3.1

RESTATED TEXT OF THE BYLAWS OF CENCOSUD S.A.

TITLE FIRST

I.	NAME, DOMICILE, BUSINESS PURPOSE AND DURATION

ARTICLE FIRST: A corporation is organized, which will be named “CENCOSUD S.A.”, that will be subject to the rules governing open-held corporations under the terms provided by Article second of Supreme Decree 587 of 1982, Regulations of Law 18,046.

ARTICLE SECOND: The domicile of the company will be the borough of Santiago, being able to establish agencies or branches elsewhere in the country or abroad.

ARTICLE THIRD: The business purposes of the company are the following: a) To practice commerce in general, including to purchase, sell, consign, distribute, import, export, represent, arrange, pack, divide and commercialize, for itself or for the benefit of third parties, all kind of movable tangible property; b) To make in the country or aboard permanent or profitable investments in all kind of tangible and intangible property. For these purposes the company may acquire, keep, sell, transfer and negotiate in any manner and under any title, all kind of goods, whether in the country or aboard, and receive its profits and rents; c) Execute or enter into any act or contract leading to the fulfillment of its business purpose.

ARTICLE FOURTH: The duration of the company shall be indefinite.

TITLE SECOND

CAPITAL AND SHARES

ARTICLE FIFTH: The capital of the company is the sum of $1,920,686,966,837 divided into 2,574,015,016 single-series and non-par-value shares.

ARTICLE SIXTH: The shares will be nominative, of common stock and of the same series, and their certificates will indicate, at least, the name of the owner in the front, the name and seal of the company, the signatures of the chairman and the chief executive officer or the person acting in replacement of them, the date of the incorporation deed and notarial office in which it has been granted, a reference to the registration of the abstract in the relevant Registry of Commerce and its publication in the Official Gazette, a reference to the capital, the total number of shares into which the capital of the company is divided, the number of shares represented by the certificate and the duration of the company.

ARTICLE SEVENTH: A registry of all the shareholders will be kept, indicating the number of shares held by each one of them. Transfers of shares will be made pursuant to applicable laws and will be registered in the corresponding shareholders’ registry. The acquisition of shares of the company implies the acceptance of its bylaws, the resolutions passed at shareholders meetings and the obligation of paying the owed installments, if the acquired shares are not fully paid. The company will register the transfers of shares presented to the same, provided they meet the minimum formalities required by applicable laws.

ARTICLE EIGHT: If one or more shares are jointly owned by several persons, the co-owners shall appoint an attorney to represent them to act upon the company.

ARTICLE NINTH: Shares issued as a consequence of a capital increase shall always be offered in a preferred manner to the shareholders pro rata their shares. This right may be essentially waived and transferred.

TITLE THIRD

MANAGEMENT

ARTICLE TENTH: The Company will be managed by a Board of Directors comprised of nine members. The directors may be shareholders or not and they may be re-elected in an indefinite manner. The Board of Directors will serve in office for a period of three years.

ARTICLE ELEVENTH: The election of Directors will be made at the corresponding Regular General Shareholders Meeting. At the elections made at the Shareholders Meeting, each shareholder will have one vote per share held or represented, and may accumulate his/her votes in favor of one person or apportion them as he/she deems fit. The Directors who obtain the highest number of votes at one and the same ballot will be elected to the board until the number of directors to be elected shall have been completed. Nevertheless, by unanimous vote of the present shareholders entitled to vote, the ballot may be omitted and all of the Directors may be elected by acclaim.

ARTICLE TWELFTH: If for any reason the Shareholders Meeting called upon to elect the Board is not held at the time provided, the office of the directors which term has expired will be deemed extended until the appointment of their substitutes and the Board shall summon, within 30 days, a shareholders meeting in order to conduct the appointment. In case of vacancy of a Director, the Board shall be totally renewed at the next Regular General Shareholders Meeting to be held by the company and in the meantime the Board may appoint a substitute.

ARTICLE THIRTEENTH: The directors will be remunerated as annually determined by the regular shareholders meeting.

ARTICLE FOURTEENTH: The Board is totally revocable, at any time by resolution of a Regular or Special Shareholders Meeting. Office of Directors may not be delegated and it is jointly exercised at a legally installed meeting.

ARTICLE FIFTEENTH: The Board of Directors represents the company judicially and out-of-court, and for the fulfillment of the corporate business purpose, which need not be evidenced unto third parties; is vested with all the management and disposition authorities which are not within the exclusive province of the General Shareholders Meeting, without requiring any special power-of-attorney, even for acts or contracts regarding which the laws require said requirement. The above is notwithstanding the representative judicial authority corresponding to the Chief Executive Officer. The Board of Directors may delegate part of its authorities to the Managers, Assistant Managers or Attorneys of the Company, to a Director or to a Committee of Directors and, for specific purposes, to other persons.

ARTICLE SIXTEENTH: The Board is authorized, under the personal liability of the Directors voting in favor of the relevant agreement, to distribute provisional dividends during the year on the account of the profits of the same, provided there are no accumulated losses.

ARTICLE SEVENTEENTH: The Board of Directors will meet at least once a month. Board meetings will be Regular and Special Meetings. Regular meetings will be held on the date predetermined by the Board of Directors and will not require special summon. Special meetings will be held when especially summoned by the chairman pro se or at the behest of one or more directors, in the manner determined by the Regulations, prior qualification made by the Chairman about the need of the meeting, unless requested by the absolute majority of the Directors, case in which it shall be held without prior qualification. Only matters specifically indicated in the summons may be transacted at special meetings.

ARTICLE EIGHTEENTH: Board meetings will be validly held if attended by at least five directors and resolutions shall be passed by the majority of the voting directors present, unless the law or these bylaws provide for a special quorum. In case of a tie, the Chairman will have casting vote.

ARTICLE NINETEENTH: The debates and resolutions of the Board of Directors shall be memorialized in a Book of Minutes by any means, provided they offer assurance that no alterations such as could affect the accuracy of the minutes can be made, which minutes shall be signed by the Directors who have attended the meeting. If any Director dies or is howsoever prevented from signing the relevant minutes, the minutes shall record the respective circumstance or impediment. The minutes will be deemed approved once it is signed and from such date resolutions contained in the same may become effective. Any director who believes that the minutes is inaccurate or incomplete will have the right to record his/her objections prior to signing the same. Any Director who wishes to decline responsibility for any act or resolution of the Board shall record his/her dissent in the minutes, and said circumstance shall be advised at the next Shareholders Meeting by the person chairing the same.

TITLE FOURTH

CHAIRMANSHIP AND MANAGEMENT

ARTICLE TWENTIETH: The Board, at the first meeting following its election, will appoint among its regular members a Chairman, who will also be the president of the company and the Shareholders Meeting. The Chairman or who acts as the same will have casting vote to resolve ties at ballots.

ARTICLE TWENTY FIRST: The Chairman of the Board will have, besides the authorities and obligations indicated or imposed by the law, the Regulations on Corporations and these bylaws, those authorities granted and delegated by the own Board.

ARTICLE TWENTY SECOND: The company will have a Chief Executive Officer to be appointed by the Board, who shall have the authorities of an agent (factor de comercio) and all those specially granted by the Board, besides the ones indicated by the Law, the Regulations on Corporations and these bylaws. The Chief Executive Officer shall represent the company judicially, with the authorities contemplated by both paragraphs of article seventh of the Civil Procedural Code and will have right to speak at Board meetings. The Chief Executive Officer shall be the secretary of the Board and the General Shareholders Meetings, unless the Board specially appoints a secretary. The office of Chief Executive Officer is not compatible with the office of Director, Chairman, Auditor or Accountant of the company.

TITLE FIFTH

SHAREHOLDERS MEETINGS

ARTICLE TWENTY THIRD: The shareholders will meet at regular and special meetings.

ARTICLE TWENTY FOURTH: Regular meetings will be held between January 1 and April 30 of each year, to decide on matters being of the exclusive concern of such kind of meetings, without requiring indicating them in the relevant summons. The following matters will be transacted at regular shareholders meetings: One. the examination of the company’s situation and the reports of the external auditors, and the approval or rejection of the annual report, balance sheet, financial statements and demonstrations submitted by the company’s managers or liquidators; Two. The distribution of earnings for each financial year and, especially, the dividends’ distribution; Three. The election or revocation of the regular and alternate board members, liquidators, and management supervisors; and Four. In general, any matter of corporate interest that is not the exclusive concern of the special shareholders meeting.

ARTICLE TWENTY FIFTH: Special meetings will be held when required by the corporate needs, to decide on any matter that law or these bylaws indicate that shall be decided by such meetings and provided they are indicated in the relevant summons. The following matters will be transacted at special shareholders meetings: One. The dissolution of the company. Two. The transformation, merger or spin-off of the company and the amendment of its by-laws; Three. The issuance of bonds or debentures convertible into shares; Four. The transfer of the fix asset and liabilities of the company or all of its assets; Five. The granting of collateral or personal guarantees for securing third parties obligations, except in the case of subsidiaries, in which case the board’s approval shall suffice; Six. Other matters that under the law or the bylaws are of competence of the shareholders meetings. All these matters, save for the ones referred in points Five) and Six above), shall be agreed at a meeting held before a notary, who shall certificate that the minutes is a faithful expression of what has occurred at and resolved by the meeting.

ARTICLE TWENTY SIXTH: Meetings, whether regular or special meetings, will be summoned by the board of directors of the company. The board of directors shall summon a) A regular shareholders meeting to be held within the first four months following the balance sheet date, in order to transact the business within its purview. b) A special shareholders meeting whenever, at its opinion, the interests of the Company so justify it. c) A regular or special shareholders meeting, as applicable, whenever so requested by shareholders representing at least 10% of the shares entitled to vote, the request to indicate the matters to be discussed at the meeting. d) A regular or special shareholders meeting, as applicable, whenever so requested by the Securities and Insurance Commission, notwithstanding the authority of such entity to summon them directly. Meetings referred in letters c) and d) above shall be held within thirty days from the date of the relevant request.

ARTICLE TWENTY SEVENTH: Summons to shareholders meetings shall be made through a notice to be prominently published at least three times on different days in a newspaper with wide circulation of the city of Santiago, to be designated by the Regular Shareholders Meeting or, in the absence of any agreement or if the designated newspaper is suspended or discontinued, in the Official Gazette, in time and form and on the conditions indicated in the Regulations. Likewise, a notice shall be sent to each shareholder by mail, to the address registered by the company, at least 15 days in advance of the date in which the Meeting is going to be held, which shall contain a reference of the matters to be discussed at the same. Notices of second summons may only be published once the meeting summoned by a first notice has failed and, in any case, the adjourned meeting shall be summoned for being held within 45 days following the date set for the not held meeting. However, meetings may be validly held if attended by all the shares entitled to vote, even if the formal requirements to summon a meeting have not been met.

ARTICLE TWENTY EIGHTH: The shareholders meetings will be validly held upon the first call with the absolute majority of shares entitled to vote, and, upon the second call, with the shares present or represented, regardless of their number. Resolutions shall be adopted by an absolute majority of the shares present or represented entitled to vote, save for the matters listed in article thirty second of these bylaws. Shareholders meetings shall be chaired by the chairman of the board or by the person acting as such, and the regular secretary, if any, shall act as such, in the absence of which the chief executive officer shall act as secretary.

ARTICLE TWENTY NINTH: Only the holders of the shares registered in the shareholders’ registry five days in advance of the scheduled date of a shareholders meeting may participate at the same with the right to speak and vote. At the elections made in general shareholders meetings, each shareholder will have one vote per share held or represented, and he/she may accumulate his/her votes or apportion them as he/she deems fit.

ARTICLE THIRTIETH: Shareholders may be represented at meetings by another person who need not be a shareholder. Representation shall be conferred in writing for all the shares held by the principal as of the record date indicated in article twenty ninth of these bylaws.

ARTICLE THIRTY FIRST: The proceedings and resolutions adopted at shareholders meetings shall be memorialized in a book of minutes to be kept by the secretary, if any, or in his/her absence, by the chief executive officer of the company. Minutes will be signed by the persons acting as chairman and secretary of the meeting and by three shareholders elected at the same or by all the persons present if less than three. The minutes will be deemed approved upon their signature by the three aforementioned persons, whereupon the resolutions referred to therein may be acted upon. If any of the persons designated to sign the minutes believes the same is inaccurate or incomplete, they will be entitled to record their objections thereon prior to signing the same.

ARTICLE THIRTY SECOND: The affirmative vote of two thirds of the issued, paid and voting shares shall be required to adopt resolutions at special shareholders meetings when they refer to following matters: One. The transformation of the company, the spin-off of the same and its merger with another company; Two. The early dissolution of the company; Three. The change of its corporate domicile; Four. To decrease the corporate capital; Five. The approval of contributions and estimation of non-cash assets; Six. The amendment of the authority established exclusively for the shareholders meetings or to the limitations to the powers of the board of directors; Seven. To decrease the number of board members; Eight. The disposition of 50% or more of its assets, whether including liabilities or not, and also the preparation or modification of any business plan contemplating for the disposition of assets in excess of the aforementioned percentage; Nine. The manner of distributing corporate profits; Ten. Furnishing of collateral or personal guarantees to secure third party obligations exceeding 50% of assets, except in the case of subsidiaries, in which case the board’s approval shall suffice.

TITLE SIXTH

BALANCE SHEETS AND PROFITS

ARTICLE THIRTY THIRD: The company shall prepare a balance sheet as of December 31st of each year.

ARTICLE THIRTY FOURTH: Profits recorded by the balance sheet shall be destined primarily to absorb losses from prior years and the balance will be distributed as determined by the shareholders meeting. Unless otherwise agreed at the same, by unanimous vote of the issued shares, the company shall annually distribute to its shareholders, as cash dividend, at least 30% of the net profits of each year.

TITLE SEVENTH

MANAGEMENT OVERSIGHT

ARTICLE THIRTY FIFTH: The regular shareholders meeting shall appoint, on an annual basis, external independent auditors. Requirements, rights, obligations, duties and authorities of external auditors or accountant examiners shall be the ones indicated by the law and the Regulations on Corporations.

TITLE EIGHTH

DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY SIXTH: The company will be dissolved upon all the shares being held by one person, upon resolution adopted at a special general shareholders meeting or by judicial resolution against which there is no pending remedy.

ARTICLE THIRTY SEVENTH: Once the company is dissolved, it will subsist as legal entity for the purposes of its liquidation, in which case it shall add to its name the words “under liquidation”. During the liquidation, the bylaws will be applied provided its dispositions are compatible with the liquidation status.

ARTICLE THIRTY EIGHTH: After the dissolution of the company, the liquidation will be conducted by a liquidation commission appointed by the general shareholders meeting, which will set the commission’s fees. Unless otherwise resolved by the relevant meeting by unanimous vote of the issued shares, the liquidation committee will be comprised of three members. Such commission shall designate a chairman from among its members, who shall represent the company judicially and out-of-court.

TITLE NINTH

ARBITRATION

ARTICLE THIRTY NINTH: Any difficulty or controversy arising among the shareholders as such, or among them and the company or its managers, whether during the term of duration of the company or upon its liquidation, in connection with the corporate business or any other aspect related to the company, in particular as to the fulfillment, breach, validity, nullity, termination, cancellation, interpretation, application or execution of the company’s contract, the rights and obligations arising from the same and the referred business, shall be resolved by an arbitrator who will be empowered to act as arbitrator-at-law with regard to the substance of the dispute and as ex aequo et bono with regard to the procedure, who will know the matter in a brief manner and without a judicial procedure, and who will settle the dispute in accordance to law in a sole instance. The arbitrator will be appointed by mutual agreement of the parties or, if failure to reach an agreement by the parties, by the courts of justice, but in this case the arbitrator appointed shall necessarily be a lawyer being a Regular Professor of Civil Law or Commercial Law at the Law School of Universidad de Chile or Pontificia Universidad Católica de Chile.

TRANSITORY ARTICLES

ARTICLE FIRST TRANSITORY: The capital of the company is the amount of $1,920,686,966,837, divided into 2,574,015,016 single-series and non-par-value shares, has been subscribed for and paid up and will be subscribed for and paid in the following manner:

(one) With the sum of $927,804,432,229 divided into 2,264,103,215 single-series and no par value shares, which quantity is fully subscribed for and paid, and that includes the automatic re-valuation established by article 10 of Law No. 18,046 on Joint Stock Corporations, in accordance with the balance sheet of the fiscal year ended December 31, 2010 approved by the Ordinary General Shareholders Meeting held April 29, 2011;

(two) With the sum of $992,882,534,608 divided into 309,911,801 single series and no par value shares, that must be subscribed for and paid as indicated below:

(a) With the sum of $32,882,534,608 divided into 39,911,801 single series and no par value shares that corresponds to part of the capital increase resolved by the Extraordinary General Shareholders Meeting held April 25, 2008, which must be subscribed for and paid up within the term of five (5) years to be counted from the date of the above-referred meeting each time it is destined to comply with compensation plans for workers of the Company and its affiliates. There are included within the above-referred 39,911,801 shares those shares that not having been originally destined to such workers compensation plans, in accordance with the resolution adopted by the above-mentioned Extraordinary General Shareholders Meeting held April 25, 2008, became part of such plans when they failed to have been subscribed for and paid within the term stipulated for such purpose, which expired on April 25, 2011;

(b) With the sum of $960,000,000,000 divided into 270,000,000 single series and no par value shares, that corresponds to the capital increase resolved by the Extraordinary General Shareholders Meeting held April 29, 2011, which shall have to be subscribed for and paid within the maximum term of three (3) years to be counted from April 29, 2011. Part of these shares will be destined to the pans of compensation of workers of the Company and its affiliates that the Board of Directors determine, which shall have to be subscribed for and paid within the maximum term of five (5) years to be counted from April 29, 2011.

It is expressly acknowledged that the General Manager of the Company, Mr. Daniel Rodríguez Cofré, by means of public deed dated December 27, 2011 executed before the notary public of Santiago Mr. Eduardo Avello Concha, expressly acknowledged the capital decrease of the Company in the amount not paid within the legal term of three (3) years of the capital increase resolved by the Eighteenth Extraordinary General Shareholders Meeting of Cencosud S.A. held October 30, 2008, that is, in the sum of $29,577,813, representing 30,799 shares that were not subscribed for and paid within the term of three (3) years, being in consequence the corporate capital of the Company reduced in such amount.

ARTICLE SECOND TRANSITORY: Up to ten per cent (10%) of the shares originated in the capital increase resolved by the Extraordinary General Shareholders Meeting held April 29, 2011 will be destined to be issued and comply with workers compensation plans of the Company and its affiliates in accordance with the option plans that the Board of Directors will prepare to that effect. In respect of these shares, the shareholders will not have pre-emptive rights and, in addition, these shares may only be offered to the workers proportionate to the number of shares of the relevant capital increase, in the portion not reserved for such purpose, that are actually subscribed for, as provided for in the third paragraph of article 24 of Law No. 18,046 on Joint Stock Corporations. The term to subscribe for and pay these shares will be five (5) years to be counted from April 29, 2011, as provided for in the fourth paragraph of article 24 of Law No. 18,046 on Joint Stock Corporations.

Daniel Rodríguez Cofré

Corporate General Manager
Cencosud S.A.

Organization:

The company was organized by public deed dated November 10, 1978 executed before the notary public of Santiago Mr. Enrique Morgan Torres. An abstract of this public deed was registered in the Register of Commerce of the Santiago Real Estates Registrar on page 13,808 with the number 7,412 corresponding to the year 1978 and published in the Official Gazette No. 30,252 on December 30, 1978.

Amendments: The main amendments experienced by the Company are the following: By public deed dated September 5, 2005 executed before the notary public of Santiago Mr. José Musalem Saffie, registered on page 36,103 with the number 23,745 in the Register of Commerce of the Santiago Real Estates Registrar corresponding to the year 2005 and published in the Official Gazette No. 38,278 on October 4, 2005, was approved the merger of the Company by incorporation of Empresas Almacenes Paris S.A.,, establishing restated text of the corporate bylaws.

By public deed dated April 29, 2008 executed before the notary public of Santiago Mr. José Musalem Saffie, registered on page 20,393 with the number 13,966 in the Register of Commerce of the Santiago Real Estates Registrar corresponding to the year 2008 and published in the Official Gazette No. 39,065 on May 19, 2008, was increased the number of directors and the company’s capital.

By public deed dated October 30, 2008 executed before the notary public of Santiago Mr. José Musalem Saffie, registered on page 51,926 with the number 35,894 in the Register of Commerce of the Santiago Real Estates Registrar corresponding to the year 2008 and published in the Official Gazette No. 39,209 on November 11, 2008, was increased the capital of the company.

By public deed dated April 29, 2009 executed before the notary public of Santiago Mr. José Musalem Saffie, registered on page 20,654 with the number 14,129 in the Register of Commerce of the Santiago Real Estates Registrar corresponding to the year 2009 and published in the Official Gazette No. 39,364 on May 18, 2009, was decreased the number of directors of the company.

By public deed dated May 31, 2011 executed before the notary public of Santiago Mr. José Musalem Saffie, registered on page 31,215 with the number 23,327 in the Register of Commerce of the Santiago Real Estates Registrar corresponding to the year 2011 and published in the Official Gazette No. 39,986 on June 15, 2011, was increased the capital of the company.

By public deed dated March 8 executed before the notary public of Santiago Mr. José Musalem Saffie, currently in the process of registration and publication, are amended the corporate bylaws.